Investor Contact:
Kiley Fleming
(615) 855-5525

              DOLLAR GENERAL REPORTS INCREASED SALES FOR DECEMBER

GOODLETTSVILLE, Tennessee - January 4, 2001 --- Dollar General Corporation (NYSE: DG) today reported total retail sales for the five weeks ended December 29, 2000, equaled $644.4 million compared with $576.8 million in 1999, an increase of 11.7 percent. Same-store sales for the five-week period decreased
1.3 percent versus an increase of 3.3 percent in the corresponding period a year ago.

Adverse weather conditions hampered December sales results throughout much of the Company's market area. For the month, customer transactions were down 2.5% while average customer ticket increased 1.3% to $9.48. December sales results were strongest in the highly consumable category. Strong sales were also reported in key seasonal categories such as toys and trim-a-tree.

For the nine weeks ended December 29, 2000, total retail sales increased to $1,041.8 million from $918.6 million in the same period a year ago, an increase of 13.4 percent. Same-store sales for the nine-week period were flat.

For the year-to-date through December 29, 2000, Dollar General total retail sales increased 14.4 percent to $4.1 billion from $3.6 billion in the same period a year ago. Same-store sales for the 48-week period increased 0.5 percent.

Outlook:
For the four-week period of January, the Company expects total sales to increase 14-16% and same-store sales to be flat to up 2% compared with sales in the same period last year. January sales will be released on Thursday, February 8, 2001.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

The  following  comments  contain  references  to  years  2000 and  1999,  which
represent   fiscal  years  ending  February  2,  2001,  and  January  28,  2000, respectively.

Because the Company has adopted the Retail Federation Reporting Calendar, the Company's fiscal year ending February 2, 2001, will include 53 weeks of sales and expenses compared with a 52-week period in 1999. To avoid confusion as to comparable periods, the following earnings guidance reflects only the comparable 52-week period.

For the 52-week period, total company revenues and same-store sales are expected to increase 14-15% and 0-1%, respectively, as compared with the same period in 1999. Gross profit as a percentage of net sales is expected to be flat to up slightly compared with gross profit in 1999. Based on current sales expectations, management anticipates operating expense, as a percentage of net sales, will increase 1.10%-1.15% compared to operating expense as a percentage of net sales in 1999. Interest expense as a percentage of net sales is expected to increase 0.10%-0.15%, reflecting higher interest rates than the same period a year ago. The tax rate is expected to be approximately 36.25%. Despite operating 675-700 additional stores, management expects total LIFO inventories to increase only 10%.

Dollar General operates more than 4,889 neighborhood stores in 25 states with distribution centers in Florida, Kentucky, Mississippi, Missouri, Oklahoma and Virginia.

This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements as a result of certain risks and uncertainties, including, but not limited to, general transportation and distribution delays or interruptions, inventory risks due to shifts in market demand, changes in product mix, interruptions in suppliers' business, fuel price and interest rate fluctuations, and costs and delays associated with building, opening and operating new distribution centers ("DCs") and stores. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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